EXHIBIT 4.1

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES,
AND PRIVILEGES FOR SERIES A PREFERRED STOCK

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20090851982-04
	Filing Date and Time 12/11/2009 10:30 AM
	Entity Number C30075-1998

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Brinx Resources, Ltd.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION of
RIGHTS, PREFERENCES & PRIVILEGES for
SERIES A PREFERRED STOCK of
BRINX RESOURCES LTD., A NEVADA CORPORATION

1.             Designation.

One Million (1,000,000) shares of the Preferred Stock of this corporation are hereby constituted as a series of Preferred Stock, $0.001 par value per share, designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

2.           Redemptions.

 (a)           (i)           If a Fundamental Change (as hereinafter defined) is to occur, this corporation will notify each holder of Series A Preferred Stock in writing of such pending Fundamental Change no less than twenty-five (25) days prior to the consummation thereof.  Such notice will describe the material terms and conditions of the Fundamental Change (including, but not limited to, the amount and nature of the total consideration to be paid in connection therewith) and the provisions of this Section 2(a)(i) and this corporation will thereafter give each holder prompt notice of any material changes in such terms.  The holder or holders of a majority of the Series A Preferred Stock then outstanding may (a) reject the Fundamental Change or (b) require this corporation to redeem for cash all the Series A Preferred Stock then outstanding at a price per share of Series A Preferred Stock equal to the Series A Redemption Price (as hereinafter defined), by giving written notice to this corporation of such election within twenty-five (25) days after receipt of notice from this corporation. Upon receipt of such election to redeem, this corporation will be obligated to redeem the outstanding Series A Preferred Stock at the time of the consummation of such Fundamental Change.  If the proposed Fundamental Change does not occur, the request for redemption automatically will be deemed rescinded.

(ii)           The term “Fundamental Change” means (a) individuals who constitute the Board of Directors of the corporation as of the date hereof shall cease to constitute a majority of the members of the Board of Directors still in office, (b) a sale, lease or other transfer of more than fifty percent (50%) of the assets of this corporation on a consolidated basis (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, as determined by the Board of Directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales in the ordinary course of business), or (c) any merger, consolidation or reorganization to which this corporation is a party, except for a merger, consolidation or reorganization in which either (x) this corporation is the surviving corporation or (y) the outstanding Series A Preferred Stock is converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of this corporation, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Series A Preferred Stock, and in either case (x) or (y), after giving effect to such merger, consolidation or reorganization, the holders of this corporation’s outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own immediately following the merger, consolidation or reorganization outstanding capital stock of this corporation or other surviving entity (on a fully diluted basis) having the ordinary voting power to elect a majority of the members of the Board of Directors of this corporation or other surviving entity.

(iii)           If and to the extent that applicable law or any other restriction prohibits the payment to the holders of Series A Preferred Stock of all or any portion of the amounts required to be paid under this subsection (a), such unpaid amounts will be paid to the holders of Series A Preferred Stock by the person (other than this corporation) who is a party to the Fundamental Change described under clauses (a) through (c) of the definition thereof  upon the closing thereof or on such other date determined pursuant to Section 2(a)(ii) by purchase of such shares of Series A Preferred Stock under an agreement which will provide that such purchased shares will be canceled effective upon such purchase.  In the event the full amount of any payment hereunder is not paid to the holders of the Series A Preferred Stock upon or immediately prior to such closing or other date in accordance herewith, then the entire amount payable in respect of the Fundamental Change will be distributed ratably among the holders of Series A Preferred Stock in proportion to the aggregate Series A Redemption Price of the shares of Series A Preferred Stock held by each holder.

(iv)           In the event that the requirements of this subsection (a) are not complied with respect to a Fundamental Change, this corporation will either:

(A)           cause the closing of the Fundamental Change to be postponed until such time as the requirements of this subsection (a) have been complied with; or

(B)           cancel such Fundamental Change, in which event the rights, preferences and privileges of the holders of Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this subsection (a).

(v)           For purposes hereof, the “Series A Redemption Price” of any Series A Preferred  Stock is an amount equal to the Fair Market Value (as defined below) of such Series A Preferred Stock.

(vi)           “Fair Market Value” means in the case of a transaction constituting a Fundamental Change, the value of the consideration (determined as provided in subsection 2(a)(vii) below) that will be paid by the purchaser in the transaction constituting the Fundamental Change in respect of such Series A Preferred Stock.  If such parties are unable to reach agreement within a reasonable period of time not to exceed thirty days, such fair value will be determined by an independent appraiser jointly selected by this corporation and the holder or holders of a majority of the Series A Preferred Stock. If this corporation and the holder or holders of a majority of the Series A Preferred Stock are unable to mutually agree upon an appraiser, each of this corporation and the holder or holders of a majority of the Series A Preferred Stock shall select an appraiser, and the two appraisers shall select a third appraiser to determine such Fair Market Value, which appraised value shall be binding on all parties.  The fees and expenses of all appraisers hereunder shall be borne by this corporation.  Fair Market Value with respect to any securities of this corporation shall be determined without discount for lack of liquidity, or the fact that any securities so appraised represent a minority interest in the corporation.

(vii)           In a transaction constituting a Fundamental Change, if the consideration received is other than cash, its value will be determined as provided below. Any securities shall be valued as follows:

(A)           Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)           If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)           If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock or if they cannot agree, by an appraiser or appraisers selected in the manner contemplated by the definition of "Fair Market Value."

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Series A Preferred Stock.

(C)           For any other form of consideration other than cash or securities, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock or if they cannot agree, by an appraiser or appraisers selected in the manner contemplated by the definition of "Fair Market Value."

 (b)             For each share of Series A Preferred Stock that is to be redeemed, this corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at this corporation’s principal office of the certificate representing such Series A Preferred Stock) an amount in immediately available funds equal to the Series A Redemption Price.  If the funds of this corporation legally available for redemption of Series A Preferred Stock on any redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available shall be used to redeem the Series A Preferred Stock to be redeemed on such redemption date, paid to the holders of the Series A Preferred Stock ratably in proportion to the number of shares of Series A Preferred Stock held by each such holder on such redemption date.  At any time thereafter when additional funds of this corporation are legally available for the redemption of Series A Preferred Stock, such funds shall immediately be used to redeem the balance of the Series A Preferred Stock that this corporation had become obligated to redeem but had not redeemed, paid to the holders of the Series A Preferred Stock ratably in proportion to the number of shares of Series A Preferred Stock held by each such holder on the date such funds become legally available.  In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder within three (3) business days after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.

(c)            Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by this corporation shall be cancelled, shall no longer be deemed to be outstanding and shall not be issuable by this corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

3.           Voting Rights.

(a)           General.  The holders of the Series A Preferred Stock shall be entitled to elect one director of this corporation in connection with each annual election of directors who shall be the designated “Series A Director”.    With respect to any other matter submitted for a vote (or a written consent in lieu thereof) by the stockholders of this corporation (except those contained in Section 4, as to which the Series A Preferred Stock will be entitled to vote separately as a class), the holders of Series A Preferred Stock and the holders of the common stock, $0.001 par value of this corporation (“Common Stock”) shall vote together as a single class and not as separate series.

(b)           Director Vacancies.  In the case of any vacancy (other than a vacancy caused by removal) in the office of the Series A Director, the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock shall elect a successor to hold office for the unexpired term of the Series A Director.  The Series A Director may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of the Series A Preferred Stock represented at the meeting or pursuant to written consent.

(c)           Events of Noncompliance.  If an Event of Noncompliance (as hereinafter defined) shall have occurred, then the holders of Series A Preferred Stock, voting as a separate class, will have the special right (in addition to any other voting rights such holders may have) to elect that number of directors to the Board of Directors that would constitute a majority of the Board of Directors at such time.  Whenever such special right has vested, it may be exercised at any special meeting of this corporation’s stockholders as provided below or by written consent of the holders of a majority of the Series A Preferred Stock then outstanding.  If an Event of Noncompliance shall have occurred, then upon the written request of the holders of a majority of the Series A Preferred Stock, a proper officer of this corporation will call as promptly as possible a special meeting of this corporation’s stockholders for the purpose of electing directors.  If such meeting has not been called by a proper officer of this corporation within five (5) days after personal service of said written request upon the secretary of this corporation or within ten (10) days after mailing the same by registered mail addressed to the secretary of this corporation at its principal office, then the holders of record of a majority of the Series A Preferred Stock at the time outstanding may designate in writing one of their number to call such meeting at the expense of this corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and will be held at such place designated by such holders.  Any holder of Series A Preferred Stock so designated will be given access to the stock record books of this corporation for the purpose of causing meetings of stockholders to be called pursuant to these provisions.  Upon the convening of such meeting, the office of all persons who were theretofore directors of this corporation shall terminate and the entire Board of Directors shall consist of those members elected at the meeting, the majority of which shall be elected by the holders of a majority of the Series A Preferred Stock, voting as a separate class, and the remainder of which shall be elected by the holders of the Corporation’s other classes of voting stock then outstanding.  The special right of the holders of the Series A Preferred Stock provided for in this subsection 3(c) shall continue until the Event of Noncompliance giving rise to such right ceases to exist, but may be invoked again if an additional Event of Noncompliance occurs.  Any director elected pursuant to these special rights may be removed, and any vacancy in the board existing at such time when this special voting power is vested can be filled, by written consent or at another special meeting in accordance with these provisions.

(d)           An “Event of Noncompliance” shall be deemed to have occurred if this corporation fails to make any redemption payment with respect to the Series A Preferred Stock that it is obligated to make hereunder (regardless of whether funds are legally available therefor).

4.           Protective Provisions.

This corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series A Preferred Stock do any of the following:

(a)           amend, alter, or repeal any provision of the Articles of Incorporation or the Bylaws of this corporation (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred Stock;

(b)           increase or decrease the total number of authorized shares of Series A Preferred Stock;

(c)           authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any other equity security, which has a preference over the Series A Preferred Stock with respect to voting, or authorize any increase in the authorized or designated number of any such security;

(d)           purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock (or pay into or set aside for a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

(e)           authorize the voluntary or involuntary dissolution, liquidation or winding-up of this corporation;

(f)           pay any dividend or other distribution other than (i) in the case of the Common Stock, a dividend or distribution payable solely in Common Stock and (ii) any dividend or distribution the fair market value of which does not exceed 10% of this corporation's aggregate net profits for the fiscal year of this corporation in which such dividend is declared and the immediately preceding fiscal year;

(g)           cause this corporation to enter into or engage, directly or indirectly, in any material respect any line of business other than the other than the business anticipated to be conducted by this corporation as of the date of the first issuance of the Series A Preferred Stock; or

(h)           enter into any transaction with any officer, director or stockholder of this corporation or any "affiliate" or "associate" (as such terms are defined in the regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1940) of any such person or entity, other than normal employment arrangements and benefit programs on reasonable terms and other than any transaction (or series of related transactions) involving not more than $100,000 in the aggregate that has been approved by a majority of the Board of Directors (excluding any director who is interested in such transaction, either directly or through one of his affiliates or associates) after full disclosure of the terms thereof to the Board of Directors and after the determination by such majority of the Board of Directors that the terms of such transaction are at least as favorable to this corporation as those which could be obtained from an unaffiliated third party).

5.           Miscellaneous.

(a)           Registration of Transfer.  This corporation will keep at its principal office a register for the registration of Series A Preferred Stock.  Upon the surrender of any certificate representing Series A Preferred Stock at such place, this corporation will, at the request of the record holder of such certificate, execute and deliver (at this corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Stock represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

(b)           Replacement.  Upon receipt of evidence reasonably satisfactory to this corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to this corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, this corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(c)           Notices.  Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to this corporation, at its principal executive offices and (b) to any shareholder, at such holder’s address as it appears in the stock records of this corporation (unless otherwise indicated in writing by such holder).